Filed pursuant to Rule 424(b)(3)
Registration No. 333-276254

HASHDEX BITCOIN ETF

SUPPLEMENT NO. 1 DATED MARCH 11, 2026

TO THE PROSPECTUS DATED JANUARY 16, 2026

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hashdex Bitcoin ETF (the “Fund”), dated January 16, 2026 (the “Prospectus”). Each of the Prospectus and this Supplement form a part of our Registration Statement on Form S-1 (Registration No. 333-276254) declared effective by the Securities and Exchange Commission (the “SEC”) on January 16, 2026 (as amended, the “Registration Statement”).

The purpose of this Supplement is to update and supplement certain information contained in the Registration Statement and Prospectus to reflect recent leadership changes at Hashdex Ltd. (“Hashdex”), the controlling entity of Hashdex Asset Management Ltd., the sponsor of the Trust (the “Sponsor”).

Except as otherwise set forth below, the information set forth in the Registration Statement and Prospectus remains unchanged. For clarity, additions to existing disclosure from the Prospectus are indicated with bold, underlined text and deletions are indicated with ~~strikethrough~~. All page, paragraph and section references used herein refer to the Registration Statement and Prospectus before any additions or deletions resulting from the revised disclosures, and capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement and Prospectus.

The information set forth below serves as a supplement to the Prospectus. Except as described herein, the information provided in the Registration Statement and Prospectus continues to apply. To the extent this Supplement differs from or updates information in the Registration Statement or Prospectus, you should rely on the information contained in this Supplement. The Registration Statement and Prospectus contain important additional information. This Supplement should be read in conjunction with the Registration Statement and Prospectus.

HASHDEX BITCOIN ETF

THE SPONSOR

Management of the Sponsor

The Sponsor serves as the sponsor, investment manager, or investment adviser to investment vehicles other than the Fund. As of October 31, 2025, the Sponsor serves as sponsor, investment manager, or investment adviser to over 20 pooled investment vehicles across multiple jurisdictions, including investment strategies relating to crypto asset markets. As of October 31, 2025, the Sponsor is responsible for approximately $870.5 million in assets under management. As a result, conflicts of interest may arise between the Sponsor’s responsibilities to the Fund on the one hand and, on the other, the responsibilities the Sponsor owes to those other pooled investment vehicles for which it serves as sponsor, investment manager, or investment adviser. Such conflicts may include, but are not limited to, the allocation of investment opportunities. If the Sponsor acquires knowledge of a potential transaction or arrangement that may be an opportunity for the Fund, it shall have no duty to offer such opportunity to the Fund, and the Sponsor will not be liable to the Fund or the Shareholders for breach of any fiduciary or other duty if the Sponsor pursues such opportunity or directs it to another person or does not communicate such opportunity to the Fund and is not required to share income or profits derived from such business ventures with the Fund. The Trust does not have any directors, officers or employees. The following persons, in their respective capacities as directors or executive officers of the Sponsor, a Cayman limited company, perform certain functions with respect to the Trust that, if the Trust had directors or executive officers, would typically be performed by them. The ~~Chief Executive Officer~~ Executive Chairman of the Sponsor is responsible for ~~the overall strategic direction of the Sponsor and has general control of its~~ guiding long-term strategy and capital allocation, overseeing major corporate initiatives and maintaining senior external relationships. The Global Chief Executive Officer leads Hashdex’s worldwide strategy, operations, and growth initiatives. The U.S. Chief Executive Officer oversees Hashdex’s U.S. operations and distribution activities. The Chief Investment Officer is primarily responsible for new investment product development with respect to the Fund. The Chief Operating Officer has primary responsibility for trade operations, trade execution, and portfolio activities with respect to the Fund. The Chief Financial Officer acts as the Sponsor’s principal financial and accounting officer.

Marcelo Sampaio, born in 1980, is the Co-Founder and ~~Chief Executive Officer~~ Executive Chairman of Hashdex. In this role, he ~~oversees the overall strategic direction, management, and operational aspects of the firm’s crypto asset management platforms~~guides long-term strategy and capital allocation, oversees major corporate initiatives on a full-time basis and maintains senior external relationships. Prior to founding Hashdex, Mr. Sampaio co-founded Endless, Inc., serving as Chief Growth Officer. He has also held senior roles at Microsoft and Oracle, where he became the youngest sales director globally. Mr. Sampaio has been investing in digital assets since 2012 and holds a degree in Production Engineering from PUC-Rio. He has completed leadership programs at Harvard Business School and management programs at INSEAD, France.

Bruno Caratori, born in 1981, is the Co-Founder, Global Chief Executive Officer and Chief Operating Officer of Hashdex. As Global CEO, Mr. Caratori leads Hashdex’s worldwide strategy, operations, and growth initiatives. As COO, Mr. Caratori oversees the firm’s operational activities and product development. Before joining Hashdex, Mr. Caratori led product development at Edmodo and previously worked at Gávea Investimentos and RiskControl. He holds an MBA from Stanford University, a master’s degree in Business Economics from EPGE/FGV, and a bachelor’s degree in Electrical Engineering from PUC-Rio.

Bruno Sousa, born in 1982, is one of the Directors of the Sponsor and serves as Head of US & Europe. He joined the Sponsor as Head of Legal after a distinguished career at Veirano Advogados, where he led the Fintech practice. Mr. Sousa has nearly two decades of legal experience, with a focus on Corporate and M&A law. He has been recognized by Chambers & Partners and other legal directories for his work in these areas. Mr. Sousa holds an LLB from the Universidade de São Paulo and completed the Fintech Programme at Oxford University’s Saïd Business School.

Samir Kerbage, born in 1988, is one of the Directors of the Sponsor and serves as Chief Investment Officer of Hashdex. He is responsible for overseeing product development, research, and investment management in the company’s crypto asset offerings. Mr. Kerbage holds a degree in Computer Engineering from the Military Institute of Engineering (IME) and has extensive experience in financial market infrastructure and quantitative trading. Prior to the Sponsor, he worked at Americas Trading Group and has been involved in the digital assets space since 2016. He began his career as a Military Engineering Officer in the Brazilian Army.

Silvia Motta, born in 1983, has served as the Chief Financial Officer of Hashdex, where she is responsible for the firm’s financial operations, strategy, and human resources. Ms. Motta holds dual degrees in Electrical Engineering from PUC-Rio and École Centrale de Lyon, and an MBA from Harvard Business School. Her prior experience includes strategic consulting at McKinsey & Company, leading strategy at Coca-Cola Brazil, and managing venture capital investments at Movile.

Mick McLaughlin, born in 1970, is the U.S. Chief Executive Officer and Global Head of Distribution of Hashdex. Prior to joining Hashdex in 2024, Mr. McLaughlin served as Chief Distribution Officer at Bitwise Asset Management. Earlier in his career, he was Managing Director and Head of ETF Distribution for the Americas at Deutsche Bank and spent more than a decade at BlackRock and Barclays building the iShares ETF business. Mr. McLaughlin holds a degree in Government from California State University-Sacramento.